SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                              --------------------
                                    FORM 8-K
                              ---------------------

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): August 17, 1998


                          UNION ACCEPTANCE CORPORATION
             (Exact name of registrant as specified in its charter)


                                     INDIANA
                 (State or other jurisdiction of incorporation)


             0-26412                                    35-1908796
    (Commission File Number)                           (IRS Employer
                                                     Identification No.)

          250 N. Shadeland Avenue
           Indianapolis, Indiana                          46219
    (Address of principal executive offices)            (Zip Code)

                                 (317) 231-6400
                Registrant's telephone number, including zip code


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Item 5.   Other Events.

     Union Acceptance Corporation (the "Company") will be restating its financial statements for fiscal June 30, 1997 as well as the first three quarters of fiscal 1998. The primary reason for the restatement relates to the way impairment is measured and presented in respect of the Excess Servicing asset. Historically, the Company has measured impairment by viewing Excess Servicing relating to all outstanding securitization pools on an aggregate basis. As restated, its financial statements will measure and present impairment of Excess Servicing on a disaggregate basis (pool by pool). This restatement will have the effect of reducing fiscal 1997 net earnings by an amount of approximately $1.5 million to $2.5 million and reducing net earnings for the nine months ended March 31, 1998, by an amount of approximately $8.0 million to $9.0 million. Such reductions result from other-than-temporary pool by pool impairments (and not unrealized pool by pool gains) being charged to earnings.

     These changes will not, however, affect shareholders' equity materially. The Company has, for all restated periods, classified the Excess Servicing asset as available-for-sale and recorded other-than-temporary impairments to earnings and unrealized gains and losses as a separate component of shareholders' equity. While the earnings adjustments for other-than-temporary impairments reduce retained earnings, unrealized gains on individual securitization pools are recorded as a separate component of shareholders' equity, increasing shareholders' equity. Such unrealized gains, net of income taxes amount to approximately $7.0 million to $8.0 million as of June 30, 1998.

     The Company's independent auditors recently apprised its audit committee that the auditors had changed their interpretation of applicable accounting rules and had concluded that measurement and presentation of Excess Servicing impairment on an aggregate basis was inappropriate and that pool by pool measurement is required by generally accepted accounting principles. The auditors have now notified the board of directors that they have concluded that the resulting adjustments to the fiscal June 30, 1997 financial statements would be of sufficient significance to require restatement and that their opinion should no longer be associated with the fiscal June 30, 1997 financial statements.

     Based on its knowledge of the industry and contacts with other consumer finance companies, the Company believes that accounting practice in the industry in respect of the measurement of Excess Servicing is not uniform and that certain issuers measure impairment on an aggregate basis as the Company has done until now. Nevertheless, the Company has concluded that pool by pool measurement is an appropriate interpretation of the applicable accounting standards and has decided to restate its financial statements on that basis.

     As previously discussed in the Company's 10-Q as filed with the SEC on May 13, 1998, the Company elected in the fourth quarter to change the method of valuing the Excess Servicing asset from "cash in" to "cash out" which is classified as a change in accounting estimate. The Company believes the "cash out" method is a better valuation method as it more truly reflects the


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economic reality of the transaction.  This change had the effect of reducing net earnings for fiscal 1998 by approximately $4.5 million to $5.0 million. It is important to note that this adjustment merely increases the discount to present value component of the Excess Servicing asset that will be accretive going forward.

     After giving effect to the foregoing adjustments, the Company estimates that its net loss for the fourth quarter of fiscal 1998 will be in the range of $5.0 million to $6.0 million and for the full fiscal year will be a net loss of approximately $9.0 million to $10.0 million. The Company will report comprehensive net earnings (which include net loss and unrealized gains included in shareholders' equity) of approximately $2.0 million to $3.0 million for the fourth quarter of fiscal 1998 and a comprehensive net loss of approximately $2.0 million to $3.0 million for the fiscal year ended June 30, 1998. Without giving effect to the non-cash adjustment for the change to "cash out", the Company would have reported comprehensive net earnings of approximately $6.5 million to $7.5 million for the fourth quarter ended June 30, 1998, and comprehensive net earnings of approximately $2.5 million to $3.5 million for the fiscal year ended June 30, 1998. The Company will issue a final annual earnings release upon completion of the current audit and once all restatements are finalized. The Company intends to amend its reports on Form 10-Q beginning with the report for March 31, 1997, and ending with the report for March 31, 1998, as well as its Form 10-K for fiscal year ended June 30, 1997, as soon as practicable.

     This report contains forward-looking statements regarding management's estimates of the net effects of the accounting adjustments described above on fiscal 1997 and fiscal 1998, including the net effect of pool by pool measurement of Excess Servicing impairment and use of the "cash out" method to value Excess Servicing as well as estimates of the Company's net loss and comprehensive net loss for fiscal 1998 and net loss and comprehensive net earnings for the fourth quarter of such year. The final calculation of such net effects and net earnings/loss amounts is still in process and depends on a number of interrelated factors as well as the assumptions and estimates that are required to be made as a part of such process. Accordingly, such forward-looking statements are subject to changes that may result from such process and such changes may be material. These statements and other forward-looking statements made by the Company from time to time are also subject to a number of important factors that could cause management's projections or estimates to be materially inaccurate, a number of such factors are described in the Company's annual report on form 10-K for the fiscal year ended June 30, 1997, which description of such factors is incorporated herein by reference.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             UNION ACCEPTANCE CORPORATION


August 17, 1998                              By: /s/ Rick A. Brown
                                                 -------------------------
                                                 Rick A. Brown
                                                 Chief Financial Officer